EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 14th day of November, 2011, by and between Gary C. Butler (hereinafter referred to as “Butler”), and Automatic Data Processing, Inc. (hereinafter referred to as the “Company”).

In exchange for the mutual promises contained herein, Butler and the Company, intending to be bound hereby, covenant and agree as follows:

1.           Butler’s employment with the Company has terminated effective November 8, 2011.  Effective November 8, 2011, Butler has ceased to be an executive officer of the Company.  The letter agreement, dated June 28, 2006 (the “2006 Employment Agreement”), between the Company and Butler, shall have no further force and effect and is hereby superseded in its entirety by this Agreement.

2.           The Company and Butler further agree to the following:

(a)          The Company will pay Butler for his 32 hours of accrued and unused vacation as of November 8, 2011.

(b)          The Company will reimburse Butler for outstanding expenses properly incurred through the date hereof that are submitted to the Company no later than December 9, 2011.  All such expenses will be reimbursed in accordance with the Company’s existing policy.

(c)          Subject to ADP’s reasonable prior approval, the Company will provide Butler with appropriate office and secretarial support until Butler’s 72nd birthday, which office will not, in any event, be located in an ADP facility.

(d)          The personal perquisite allowance provided to Butler terminated effective November 8, 2011.

(e)          The Company will allow Butler to keep the company car leased to him and will arrange for the transfer of title into Butler’s name.  Butler will procure his own insurance coverage and will be fully responsible for any State sales taxes, registration fees and any other transfer fees owing upon such transfer, less any sales taxes attributable to the portion of the vehicle for which Butler made a contribution at the time the vehicle was leased.  Michael Beiger, Sr. Director Global Fleet Management, will coordinate the details of such transfer with Butler.  The Company may withhold any tax (or other governmental obligation) arising as a result of the transfer of ownership to Butler of the Company car as a condition to such transfer.  Withholding and other taxes arising out of the transfer of ownership to Butler of the company car shall be deducted from Butler’s accrued and unpaid salary as of his date of termination or, subject to paragraph 6 below, from other amounts to which Butler is entitled, to the extent Butler’s salary accrual exceeds such withholding obligation.

(f)           The Company will allow Butler, until his 72nd birthday, to use the ADP travel group to make his personal travel arrangements using his own funds.

(g)          Butler’s rights under the ADP Deferred Compensation Program (the “DC Program”) shall continue in accordance with the terms of the DC Program and Butler’s elections thereunder.  This Agreement does not modify the terms of the DC Program.

(h)          Butler’s spouse is eligible to enroll in the ADP Executive Retiree Medical Plan (the “Retiree Medical Plan”) as of November 9, 2011, in accordance with the terms of the Retiree Medical Plan, which has not been modified in any way by the Agreement.  The election to enroll in the Retiree Medical Plan will be available until December 9, 2011.  Butler’s welfare benefits (medical, dental, vision, life, long-term disability, Flexible Spending Accounts (“FSA”), Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal

Accident Insurance and any other welfare benefits the Company may provide) have terminated effective November 8, 2011.  This paragraph (h) shall not be deemed to affect the conversion rights under any life insurance plans.  Butler will have the right to continue health and FSA benefits as permitted by law under the Consolidated Omnibus Budget Reconciliation Act and will be separately notified of conversion privileges, if any, for Butler’s welfare benefits.

(i)           Butler agrees to abide by all of the terms and conditions of agreements with the Company executed in connection with all ADP stock options or restricted stock previously granted to Butler (the “Stock Agreements”), and that any Non-Competition Period, as defined in any such Stock Agreements, shall not terminate until twenty-four months after November 8, 2011.  All outstanding unvested ADP stock options previously granted to Butler vested on November 8, 2011.  Butler may exercise all vested ADP stock options within 37 months of November 8, 2011.  Notwithstanding the foregoing, all vested stock options must be exercised prior to their original expiration date, regardless of the exercise periods set forth herein.  All vested stock options that are not exercised within the time periods set forth above will be cancelled.

(j)           Butler understands and acknowledges that for a period of six (6) months following his last date of active employment he will continue to be a “Restricted Person” as such term is used in the Company’s Insider Trading Policy, and he will continue to abide by all rules and limitations applicable thereunder to Restricted Persons.

(k)          For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Butler will be considered a terminated employee as of November 8, 2011.  As such, contributions, vesting, matches and other service based benefits, rights and features accorded to employees have terminated as of November 8, 2011.  All the terms and conditions of the Plans will be governed by the controlling plan documents.  The Plans have not been modified in any way by the Agreement.

(l)           Butler’s participation in the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Purchase Plan”) has ended as of November 8, 2011.  Butler shall be reimbursed for all payments made to the Purchase Plan in accordance with its terms.

(m)         All restricted stock owned by Butler prior to the termination of Butler’s employment with the Company shall continue to be owned by Butler following the termination of his employment, and the restrictions thereon will continue to lapse in the same manner as would have been the case had Butler continued to be an ADP employee.  Butler acknowledges that for income tax purposes, the restricted stock described in this paragraph shall vest as of the date hereof and any applicable withholding tax obligations with respect to such stock shall be satisfied by Butler’s surrendering to the Company the number of such shares having a fair market value (as determined by the Company in its sole discretion) on the date hereof equal to such withholding tax obligation.

(n)          Butler was awarded a target grant of 65,000 shares of ADP common stock under the Company’s Performance-Based Restricted Stock program (“PBRS Program”) for FY’12, to be awarded per the terms of the PBRS Program, with restrictions lapsing six (6) months after the date of any such award (each, a “Lapse Date”), such terms to include, without limitation, the execution of a Restrictive Covenant (as defined in paragraph 2(o) below).  Butler will be entitled to keep any such PBRS Program shares that were awarded to him; provided, that any applicable withholding tax obligations with respect to such PBRS Program shares shall be satisfied on the date of grant of such shares by the Company’s reducing the number of shares otherwise deliverable to Butler by the number of such shares having a fair market value (as determined by the Company in its sole discretion) on the date thereof equal to such withholding tax obligation.  The restrictions on the PBRS Program shares will continue to lapse in the same manner as would have been the case had Butler continued to be an ADP employee, provided that Butler does not, prior to the Lapse Date, violate any Restrictive Covenant.  If prior to a Lapse Date, Butler violates any Restrictive Covenant, Butler shall immediately forfeit without consideration such PBRS Program shares.  The election that Butler has already made under the DC Program to defer the FY’12 award under the PBRS Program shall remain in effect.  All other terms and conditions of the PBRS Program shall remain in effect.

(o)          Any use of the term “Restrictive Covenant” in the Agreement shall mean any non-competition, non-solicitation, non-disparagement, non-disclosure or confidentiality obligations reflected in the provisions of this Agreement or any other agreement with the Company that Butler has entered into, or any Company plan, policy or arrangement that applies to Butler.

(p)          Butler is a “Participant” as defined in the Automatic Data Processing, Inc. Amended and Restated Supplemental Officers Retirement Plan (“SORP”).  Butler’s benefits under the SORP shall be determined in accordance with, and under the terms of, the SORP.  Butler’s final benefits will be determined based on his last day worked of November 8, 2011.  Among other things, the SORP provides that if a Participant violates the non-competition provisions of any agreement he has entered into with the Company within 24 months after his employment terminates, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the SORP.  The SORP has not been modified in any way by the Agreement.  For purposes of the 24-month non-competition provision under the SORP, Butler shall be considered to have terminated employment with the Company as of November 8, 2011.

(q)          The Company will pay an amount equal to Butler’s FY12 bonus at target by paying Butler $150,000 within 30 days of the date of this Agreement, and $1.55 million in January 2012.  The payment obligations set forth in this paragraph represent an unfunded and unsecured promise to pay such amounts to Butler in accordance with the terms of this Agreement and no assets will be set aside with respect to such payments.  Nothing in this Agreement may be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.  Butler shall be required to look to the provisions of this Agreement and to the Company itself for enforcement of any and all amounts due under this Agreement and no right to receive payment from the Company under this Agreement shall be greater than the right of any unsecured creditor of the Company.  The Company shall withhold from any payment made pursuant to the Agreement federal, state and local taxes and social security taxes, as well as any other standard deductions.   Butler’s violation of any Restrictive Covenants then in effect after the date hereof shall result in the immediate forfeiture and return of any amounts paid under this paragraph (q).

(r)           Butler’s heirs, representatives, assigns or estate shall be entitled to any payments pursuant to paragraph 2 of this Agreement in the event of Butler’s death, for any period subsequent to Butler’s death.

3.            Butler and the Company (which, for purposes of this paragraph 3, shall include any of the Company’s affiliates), agree to the following:

(a)          Butler agrees that he will not, at any time after the date hereof, use or disclose to any person, corporation, partnership or other entity whatsoever, any confidential information,

trade secrets or proprietary information of the Company, its vendors, licensors, marketing partners, clients or prospects learned by Butler during his employment and/or any of the names and addresses of clients and prospects of the Company.

(b)          Butler agrees that all books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other printed, electronic or audio communications that he has in his possession that were created, written, authorized, signed, received, sent or transmitted during his employment or that are in any way related to the Company or any of its business activities remain the property of the Company and have not been removed from and/or have been returned to the Company’s offices.

(c)          From November 9, 2011 until November 8, 2013, Butler will not, directly or indirectly, hire, solicit or encourage to leave the Company’s employ any employee of the Company or hire any former employee of the Company within one year after the date such person ceased to be an employee of the Company.

(d)          From November 9, 2011 until November 8, 2013, Butler will not, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of the Company’s businesses or businesses the Company had formal plans to enter on November 8, 2011, in a capacity which is the same or similar to any capacity in which Butler was involved during the last two years of his employment by the Company.   After November 8, 2011, however, nothing shall prevent Butler from owning, as an inactive investor, securities of any competitor of the Company which is listed on a national securities exchange.  Furthermore, after November 8, 2011, Butler may become employed in a separate, autonomous division of a corporation or other entity, provided such division is not a competitor of the Company.

(e)          From November 9, 2011 until November 8, 2013, Butler will not, on his behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person that was a client or a bona fide prospective client of the Company before November 8, 2011 to sell, license or lease any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by the Company during the two-year period prior to November 8, 2011.

(f)           Butler agrees that he shall not disparage or induce or encourage others to disparage the Company, its services, products or any of its current or former affiliates, members, offices, directors, employees or agents.

(g)          Butler agrees that a violation of any Restrictive Covenants, including the foregoing covenants set forth in this paragraph 3, will cause irreparable injury to the Company.  Accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity (including, without limitation, those specifically set forth in paragraphs 2(n), 2(p) and 2(q) above), to an injunction enjoining and restraining Butler from doing or continuing to do any such act.

(h)          Butler agrees to cooperate with the Company, and to provide all information and sign any corporate records and instruments that the Company may hereafter reasonably request with respect to any matter involving his present or former relationship with the Company (including any direct or indirectly held subsidiaries), the work he has performed, or any present or former employees or clients of the Company.

(i)           Butler agrees that if he is served with a subpoena or court order to testify (including but not limited to any such subpoena covered by paragraph 8(d) below) with respect to any matter involving his present or former relationship with the Company, the work he has performed, or present or former employees or clients of the Company, he shall, within 5 days of receipt of such subpoena or court order, notify the “Company”, c/o Automatic Data Processing, Inc., One ADP Boulevard, Roseland, New Jersey 07068, Attention: General Counsel.  If Butler does not provide such notice based upon written advice from his legal counsel that he is not legally permitted to provide such notice to the Company, Butler agrees that he will request that the person, entity, court or agency serving such subpoena or court order provide notice consistent with this paragraph 3(i).

(j)           The parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.   The parties agree that the Federal or State courts sitting in Newark, New Jersey shall have exclusive jurisdiction over the parties with respect to any dispute arising under or in connection with the Agreement, and the parties further agree to waive a trial by jury.  The parties agree that if any part or any provision of the Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.   If Butler does not provide such notice based upon written advice from his legal counsel that he is not legally permitted to provide such notice to the Company, Butler agrees that he will request that the person, entity, court or agency serving such subpoena or court order provide notice consistent with this paragraph 3(i).

4.            Butler agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement shall not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Butler to perform his obligations under the Agreement.

5.            Butler acknowledges that this is the entire agreement between the parties concerning the subject matter hereof.  Butler acknowledges that there are no representations by the Company, oral or written, not set forth in the Agreement upon which he relied in signing the Agreement.

6.            Section 409A:

(a)          The intent of the parties is that payments and benefits under this Agreement comply with or will be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          The parties agree and acknowledge that on Butler’s date of termination, Butler will be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) and any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” which would otherwise be made or provided during the six (6) month period following Butler’s separation from service shall instead be made or provided, in lump sum, on the first business day following the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of Butler’s “separation from service,” and (B) the date of Butler’s death (the “Delay Period”).  Any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)          With respect to the payment or provision of any benefit constituting nonqualified deferred compensation subject to Section 409A (i) all expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Butler, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(e)          For purposes of Section 409A, Butler’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)           Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A and none of the Company,

its direct or indirect parents, subsidiaries or affiliates or any of their stockholders, employees or representatives shall have any liability to Butler with respect thereto.

7.            Release:

(a)          In consideration for the above, Butler (including any family members, agents, successors or assigns whose claim is based in whole or part on a Claim, as defined below) agrees to forever release, acquit and discharge Automatic Data Processing, Inc. and all its subsidiaries, affiliates, divisions and its and their employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (“Releasees”) from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from any source which exist as of the date Butler signs the Agreement (“Claims”).  This release includes all Claims arising under all federal, state and local employment discrimination statutes, ordinances or regulations including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination.  Butler expressly waives all rights he may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief.

(b)          Except as set forth herein, Butler acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement.  Butler further acknowledges that except as provided for herein, the Company shall not have any obligation to him or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees (except as provided below with respect to indemnification), car allowance, use of a Company car, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied, including the 2006 Employment Agreement.   The Company agrees that Butler is not releasing any claims or rights he may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when he was a director or officer of the Company or any affiliated company (including in each case and among other things any associated rights to attorneys' fees), provided that Butler will not be entitled to assert, and he hereby waives, any claim for such indemnification and/or insurance coverage if and to the extent it would compensate him for any amounts owed to the Company under paragraph 7(c)(ii).

(c) (i) Butler warrants that as of the date hereof (A) he has not filed any Claim against Releasees, (B) he is unaware of any conduct by any Releasees that he reasonably believes could form the basis of a material claim against the Releasees, other than those matters which may have been previously discussed with members of the Company’s legal department in connection with any pending or threatened litigation, and (C) there has been no conduct by Butler which could be deemed as unlawful or would otherwise create a hostile work environment, whether or not it could give rise to a direct claim against the Company, the Board of Directors or any of the other Releasees.

(ii) A breach of paragraph 7(c)(i) shall entitle the Releasees to be indemnified and held harmless for any losses, including attorneys fees, as a consequence of such breach, provided the affected Releasee or Releasees shall have notified Butler in writing prior to the third anniversary of this Agreement of a loss or a claim against Releasees arising out of a breach of paragraph 7(c)(i), and provided further that Butler’s indemnification obligations hereunder shall be limited to the dollar amount to be paid to Butler under paragraph 2(q) hereunder.   Releasees shall retain control of the defense and settlement of any third party claims against Releasees the subject of indemnification hereunder.

 (d)         This release of all Claims shall not be construed to prohibit Butler from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in an investigation by the EEOC of any matter, or responding to any subpoena or other lawfully issued process in any such investigation, except that Butler waives any monetary recovery in any lawsuit filed by the EEOC on behalf of Butler or a class in which he would otherwise be a member.

8.            Notification of Rights:

(a)          Butler has twenty-one days from receipt of the Agreement to consider it, and to return the signed Agreement to Michael A. Bonarti, General Counsel, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068.  In order for

Butler to fully understand his statutory rights and the legal effect of a waiver by Butler of those rights, he has the right to consult with an attorney.

(b)          If Butler elects to sign the Agreement it means that: (i) he has read the Agreement and understands it; (ii) he has not received any inducements to sign the Agreement other than what is set forth in the Agreement; (iii) he has had adequate opportunity to consult with an attorney of his choosing and has been advised to do so if he chooses; and (iv) he has signed the Agreement voluntarily and knowingly.

(c)          Butler understands and agrees that if he chooses to sign the Agreement before the expiration of the twenty-one (21) day consideration period, he has waived the remainder of that period.

(d)          After Butler has signed the Agreement, Butler may revoke his acceptance of it within seven (7) days from the date of his execution of the Agreement.  Revocation must be made by submitting a written revocation by hand delivery or certified mail, return receipt requested, to Michael A. Bonarti, General Counsel, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068.  If revocation of the Agreement is not made within the seven (7) day revocation period, the Agreement will become final, binding and irrevocable on both parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Gary C. Butler and Automatic Data Processing, Inc. have executed the foregoing Agreement.

GARY C. BUTLER

By:	/s/ Gary C. Butler

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Michael A. Bonarti
General Counsel